SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

REGISTRATION STATEMENT
ON FORM S-8
UNDER THE SECURITIES ACT OF 1933

AMERICAN DIVERSIFIED GROUP, INC.
(Exact name of Registrant as specified in its charter)

Nevada	88-0292161
(State or other jurisdiction of incorporation or organization)	(IRS employer identification no.)

110 North Center Street, Suite 202, Hickory, NC	28601
(Address of principal executive offices)	(Zip Code)

Compensation and Consulting Agreements
(full name of the plans)

Jerrold R. Hinton, President
American Diversified Group, Inc.
110 North Center Street, Suite 202
Hickory, NC 28601
(Name and address of agent for service)

828-459-0916
(Telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sales under the Plan:
As soon as practicable after this Registration Statement becomes effective

Total Number of Pages: 5
Exhibit Index begins on sequentially numbered page: 3

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $.001	16,000,000 (1)	$.02 (2)	$320,000	$80.00 (2)

(1) Represents shares issued pursuant to compensation to persons providing services to Registrant and Registrant's wholly-owned subsidiary, Global Transmedia Communications Corporation ("Global"), in connection with Global's business. Additional shares may be issued to the persons as set forth in this Registration Statement plus such indeterminate number of shares pursuant to Rule 416(c) as may be issued in respect to stock splits, stock dividends and other similar recapitalizations.
(2) Estimated solely for the purpose of calculating the registration fee, based on the average of the bid and asked price of the Registrant's Common Stock on November 30, 2001.

PART I

INFORMATION REQUIRED BY THE REGISTRATION STATEMENT

Item 1. Plan Information.

American Diversified Group, Inc. (hereinafter, the "Registrant") was incorporated under the laws of the State of Nevada on January 16, 1979. The Registrant has received and shall continue to receive bona fide services from Timothy Huff and Przemystaw Kostro, both consultants to Registrant’s subsidiary, Global Transmedia Communications Corporation ("Global") and to Registrant, and may agree to serve Global and Registrant in additional capacities at terms and conditions to be negotiated. In consideration for the services of Mr. Huff and Mr. Kostro, and particularly to the expansion of Global's voice over Internet protocol services, the Registrant has agreed to issue to Mr. Huff and Mr. Kostro, and to register in this Form S-8, a total of 16,000,000 shares of Registrant's common stock.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant shall provide the persons being issued shares pursuant to this registration statement, without charge, upon their written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide such parties, without charge, upon their written or oral request, with all other documents required to be delivered to such parties pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at 110 North Center Street, Suite 202, Hickory, NC 28601.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-KSB, which contains the Registrant’s audited financial statements for its year ended December 31, 2000, filed pursuant to Section 13 or 15(d) the Securities Exchange Act of 1934 (the "Exchange Act").

(b) The Registrant’s Quarterly Reports on Form 10-QSB for the periods ended September 30, 2001, June 30, 2001, and March 31, 2001 filed pursuant to Section 13 or 15(d) of the Exchange Act.

(c) All documents subsequently filed by the Registrant pursuant to the Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

The Registrant has authorized 700,000,000 shares of common stock, par value $.001, of which 419,762,358 shares are issued and outstanding as of  September 30, 2001.

Holders of Registrant’s Common Stock are entitled to one vote per Share on each matter submitted to a vote of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of the majority of the outstanding shares of Common Stock are able to elect the entire board of directors and, if they do so, minority stockholders would not be able to elect any members of the board of directors. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years, the Registrant has not paid cash dividends on its Common Stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Item 5. Interests of Named Experts and Counsel.

Thomas J. Craft, Jr., Esq., counsel to the Registrant in connection with the preparation of this registration statement on Form S-8, is the record holder of 5,187,500 shares of Common Stock.

Item 6. Indemnification of Officers and Directors.

The Registrant's Articles of Incorporation, as amended, By-laws and Nevada Revised Statutes indemnify all persons so identified as being covered, including officers and directors, from personal liability as described below. The Registrant's Articles of Incorporation, as amended, provide that the Registrant's officers and directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law or (ii) for the payment of dividends in violation of Nevada Revised Statues 78.300. The Nevada Revised Statues also limit the personal liability of officers and directors under certain circumstances as set forth below: "Section 78-751 of Nevada Revised Statues contains provisions relating to the indemnification of officers and directors. This section generally provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except for an action by or in right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation. It must be shown that he acted in good faith and in a manner which he reasonably deemed to be in or not opposed to the best interests of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation. " See Item 9(e) (ii) below.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

Exhibit No.	Description
5	Opinion of Thomas J. Craft, Jr., Esq.
23	Consent of Thomas J. Craft, Jr., Esq. (Contained in the Opinion)
23.1	Consent of Dohan and Company., Certified Public Accountants

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(c) That for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(e)(i) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)(ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant any action of the Registrant, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by the Registrant of expenses paid or incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT 5

Thomas J. Craft, Jr., P.A.
301 Clematis Street, Suite 3000
The Galleria Building
West Palm Beach, FL 33401
Phone: (561) 651-7336 Fax: (561) 655-3202

November 30, 2001
Securities and Exchange Commission
Washington, DC 20549
450 Fifth Street, NW

Re:	American Diversified Group, Inc.
Commission File No. 0-23532
Registration Statement on Form S-8

Gentlemen:

I have been requested by American Diversified Group, Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with this registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of  16,000,000 shares of common stock, which shares are being issued in connection with the services certain consultants are providing to the Registrant and to its wholly-owned subsidiary, Global Transmedia Communications Corporation.

In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in this registration statement, and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act of 1934. I have further determined that the shares have been legally issued, fully paid and non-assessable. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act.

I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Thomas J. Craft, Jr., P.A.
Thomas J. Craft, Jr.

EXHIBIT 23

(Contained in Opinion-Exhibit 5)

EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We previously issued my report, accompanying the financial statements of the Registrant for the years ended December 31, 2000 and 1999 dated April 12, 2001 filed with the Registrant’s Annual Report on Form 10-KSB.We hereby consent to the incorporation by reference of said report in the registration statement on Form S-8 filed with the Securities and Exchange Commission by the Registrant.

/s/ DOHAN AND COMPANY, Certified Public Accountants

November 30, 2001

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hickory, State of North Carolina, on the 30th day of November, 2001.

/s/Jerrold R. Hinton, President/Chief Executive Officer
By: Jerrold R. Hinton
Title: Chief Executive Officer and Chairman